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                                                                    Exhibit 99.1




                             DRAFT FORM OF OPINION


Sierra Pacific Development Fund
Sierra Pacific Development Fund II
Sierra Pacific Development Fund III
Sierra Pacific Institutional Properties V
Sierra Pacific Pension Investors '84
Nooney Income Fund Ltd., L.P.
Nooney Income Fund Ltd. II, L.P.
Nooney Real Property Investors - Two, L.P.
2424 S.E. Bristol Street
Newport Beach, CA 92618

Gentlemen:

         You have requested that Robert A. Stanger & Co., Inc. ("Stanger") provide an opinion to Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Development Fund III, Sierra Pacific Institutional Properties V, Sierra Pacific Pension Investors '84, Nooney Income Fund Ltd., L.P., Nooney Income Fund Ltd. II, L.P., and Nooney Real Property Investors-Two, L.P. (the "Funds") as to the fairness from a financial point of view to the limited partners of the Funds (the "Limited Partners") of certain allocations of shares (the "Shares") which would be effective following the approval by the Funds of a proposed consolidation (the "Consolidation"). The proposed Consolidation would involve the merger of the Funds, certain real properties (the "Affiliates Properties") and other net assets owned by affiliates of the Funds' General Partners (the "Affiliated Entities"), and the portion of CGS Real Estate Company's management business which provides property management to the Funds and the Affiliates' Properties (the "CGS Management Company") into American Spectrum Realty, Inc., a newly organized Maryland corporation (the "Company"), and the issuance of the Shares of the Company to the participants in the Consolidation.

         We have been advised by the General Partners and the Funds that (i) 6,936,035 or 3,841,062 Shares will be issued in the Consolidation assuming Maximum or Minimum Participation as defined below, and that such Shares will be allocated to the Funds as summarized on Exhibit I hereto, subject to certain closing adjustments; and (ii) each Limited Partner may elect to receive Notes (the "Notes") based on the estimated liquidation value of such Limited Partner's Fund as determined by the Fund's General Partner.

         We have been further advised that in lieu of receiving Shares in the Consolidation, certain owners of the Affiliated Entities or the CGS Management Company may choose to receive a portion of such Shares in the form of units (the "Units") in an operating partnership which will be a subsidiary of the Company. We have been advised that each Unit will receive dividends equal to the




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dividend paid on each Share and will be convertible to Shares on a one-for-one basis after a restriction period of twelve months.

         Stanger, founded in 1978, provides information, research, investment banking and consulting services to clients throughout the United States, including major New York Stock Exchange member firms and insurance companies and over seventy companies engaged in the management and operation of partnerships and real estate investment trusts. The investment banking activities of Stanger include financial advisory services, asset and securities valuations, industry and company research and analysis, litigation support and expert witness services, and due diligence investigations in connection with both publicly registered and privately placed securities transactions.

         Stanger, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, and reorganizations and for estate, tax, corporate and other purposes. In particular, Stanger's valuation practice principally involves real estate investment trusts, partnerships, partnership securities and assets typically owned through partnerships including, but not limited to, real estate, mortgages secured by real estate, oil and gas reserves, cable television systems, and equipment leasing assets.

         In arriving at the opinion set forth below, we have:

o performed appraisals of each Fund's portfolio and the Affiliates' Properties' portfolio of real properties as of March 31, 2000;

o reviewed a draft of the Consent Solicitation Statement/Prospectus in substantially the form which will be filed with the Securities & Exchange Commission (the "SEC") and provided to Limited Partners by the Funds and the Company;

o reviewed the financial statements of the Funds contained in Forms 10-K filed with the SEC for the Funds' 1997, 1998 and 1999 fiscal years (or for the fiscal years ended November 30, 1997, 1998 and 1999 for Nooney Real Property Investors Two LP, which reports on a different fiscal year) and Forms 10-Q filed with the SEC for the quarter ended June 30, 2000 (quarter ended May 31, 2000 for Nooney Real Property Investors Two LP);

o reviewed operating and financial information (including property level financial data) relating to the business, financial condition and results of operations of the Funds, the Affiliates' Properties and the CGS Management Company;

o reviewed the CGS predecessor's audited financial statements for the fiscal year ended December 31, 1999, interim financial statements prepared by management for the six-months ending June 30, 2000, and pro forma financial statements and pro forma schedules prepared by management;


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o        reviewed information regarding purchases and sales of properties by the CGS Management Company, the Funds or any affiliated entities during the prior year and other information available relating to acquisition criteria for similar properties to those owned by the Funds and the Affiliated Entities;

o conducted discussions with management of the Funds and the Affiliated Entities regarding the conditions in property markets, conditions in the market for sales or acquisitions of properties similar to those owned by the Funds and the Affiliated Entities, current and projected operations and performance, financial condition, and future prospects of the properties, the Funds and the CGS Management Company;

o reviewed certain information relating to selected real estate management companies and/or transactions involving such companies;

o reviewed the methodology utilized by the General Partners to determine the allocation of Shares between the Funds, and the CGS Management Company and the Affiliated Entities, and among the Funds, in connection with the Consolidation; and

o conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

         The General Partners of the Funds requested that Stanger opine as to the fairness, from a financial point of view, of the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds assuming that all Limited Partners elect to receive Shares, and that either all Funds, elect to participate in the Consolidation (the "Maximum Participation Scenario") or the minimum number of Funds, as defined below, participate in the Consolidation (the "Minimum Participation Scenario"). The Minimum Participation Scenario assumes the consolidation of Sierra Pacific Development Fund, Sierra Pacific Development Fund II, Sierra Pacific Institutional Properties V and Nooney Real Property Investors Two.

         To evaluate the fairness, from a financial point of view, of the allocation of Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds, we observed that the exchange values (the "Exchange Values") assigned to the Funds, the Affiliates' Properties, and the CGS Management Company were determined by the General Partners based on (i) independent appraisals provided by Stanger of the estimated value of each real estate portfolio as of March 31, 2000; (ii) valuations made by the General Partners of other assets and liabilities of each Fund as of June 30, 2000 to be contributed in the Consolidation; (iii) valuations made by the General Partners of the Affiliated Entities' other assets and liabilities as of June 30, 2000 to be contributed in the Consolidation; (iv) the estimated value of the CGS Management Company as of June 30, 2000, including the valuation of any assets and liabilities to be contributed by the CGS Management Company in the Consolidation as of June 30,


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2000; and (v) adjustments made by the General Partners to the foregoing values to reflect the estimated costs of the Consolidation to be allocated among the Funds, the Affiliated Entities and the CGS Management Company. We also observed that the General Partners intend to make such pre-consolidation cash distributions to Limited Partners in each Fund as may be necessary to cause the relative Exchange Values of the Funds, the Affiliated Entities and the CGS Management Company, and among the Funds, as of the closing date to be substantially equivalent to the relative estimated Exchange Values as shown in the Consent Solicitation Statement/Prospectus.

         Relying on these Exchange Values, we observed that the allocation of Shares offered to each Fund, the Affiliated Entities and the CGS Management Company reflects the net asset value contributed to the Company by each Fund, the Affiliated Entities and the CGS Management Company after deducting estimated real estate transfer taxes and a pro rata share of the costs associated with the Consolidation.

         In rendering this opinion, we relied, without independent verification, on the accuracy and completeness of all financial and other information contained in the Consent Solicitation Statement/Prospectus or that was otherwise publicly available or furnished or otherwise communicated to us. We have not made an independent evaluation or appraisal of the CGS Management Company or of the non-real estate assets and liabilities of the Funds, the Affiliated Entities, or the CGS Management Company. We relied upon the General Partners' balance sheet value determinations for the Funds, the Affiliated Entities and the CGS Management Company and the adjustments made by the General Partners to the real estate portfolio appraisals to arrive at the Exchange Values. We also relied upon the assurance of the Funds, the General Partners, the Affiliated Entities, the CGS Management Company and the Company that the calculations made to determine allocations between joint venture participants and within each of the Funds between the General Partners and Limited Partners are consistent with the provisions of the joint venture agreements and each Fund's limited partnership agreement, that any financial projections, pro forma statements, budgets, value estimates or adjustments provided to us were reasonably prepared or adjusted on bases consistent with actual historical experience and reflect the best currently available estimates and good faith judgments, that no material changes have occurred in the Funds', the Affiliated Entities' or the CGS Management Company's business, asset or liability values subsequent to the valuation dates cited above, or in the real estate portfolio values subsequent to March 31, 2000, which are not reflected in the Exchange Values, and that the Funds, the General Partners, the CGS Management Company, the Affiliated Entities, and the Company are not aware of any information or facts regarding the Funds, the Affiliated Entities, the CGS Management Company or the real estate portfolios that would cause the information supplied to us to be incomplete or misleading.

         We were not asked to and therefore did not: (i) select the method of determining the allocation of Shares or Notes or establish the allocations;
(ii) make any recommendations to the Limited Partners, the General Partners or the Funds with respect to whether to approve or reject the Consolidation or whether to select the Shares or the Notes offered in the Consolidation; (iii) perform an analysis or express any opinion with respect to any combination of Fund participation other than



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those noted above and whether or not any specified combination will result from the Consolidation; (iv) express any opinion as to: (a) the impact of the Consolidation with respect to combinations of participating Funds other than those specifically identified herein; (b) the tax consequences of the Consolidation for Limited Partners, the General Partners, the Funds, the Affiliated Entities or the Company; (c) the potential impact of any preferential return to holders of Notes on the cash flow received from, or the market value of, Shares of the Company received by the Limited Partners; (d) the potential capital structure of the Company or its impact on the financial performance of the Shares or the Notes; (e) the potential impact on the fairness of the allocations of any subsequently discovered environmental or contingent liabilities; (f) the terms of employment agreements or other compensation between the Company and its officers, including the officers of the CGS Management Company; or (g) whether or not alternative methods of determining the relative amounts of Shares and Notes to be issued would have also provided fair results or results substantially similar to those of the allocation methodology used.

         Further, we have not expressed any opinion as to (a) the fairness of any terms of the Consolidation (other than the fairness of the allocations for the combinations of Funds as described above) or the amounts or allocations of Consolidation costs, including estimated transfer taxes, or the amounts of Consolidation costs borne by the Limited Partners at various levels of participation in the Consolidation; (b) the relative value of the Shares and Notes to be issued in the Consolidation; (c) the impact, if any, on the trading price of the Shares resulting from the decision of Limited Partners to select Notes or the Shares or liquidate such Shares in the market following consummation of the Consolidation; (d) the prices at which the Shares or Notes may trade following the Consolidation or the trading value of the Shares or Notes to be received compared with the current fair market value of the Funds' portfolios and other assets if liquidated; (e) the ownership percentage of the Company held by certain individuals affiliated with CGS as a result of the Consolidation and the potential impact of such ownership on the voting decisions or value of the Company; (f) the ability of the Company to qualify as a real estate investment trust; (g) alternatives to the Consolidation; and (h) any other terms of the Consolidation other than the allocations described above.

         Based upon and subject to the foregoing, it is our opinion that the allocation of the Shares between the Funds on the one hand, and the Affiliated Entities and the CGS Management Company on the other hand, and among the Funds pursuant to the Consolidation assuming the participation scenarios cited herein is fair to the Limited Partners of the Funds from a financial point of view.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. We have advised the Funds and the General Partners that our entire analysis must be considered as a whole and that selecting portions of analyses and the factors considered, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying this opinion. Our opinion is based on business, economic, real estate market, and other conditions as they existed and could be evaluated as of the date of our analysis and addresses the Consolidation in the context of information available as of the date of our analysis. Events occurring after that date could affect the value of the assets of the Funds, the



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Affiliates' Properties or the CGS Management Company or the assumptions used in preparing the opinion.

Very truly yours,



Robert A. Stanger & Co., Inc.
Shrewsbury, New Jersey
__________, 2000


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                                                                      EXHIBIT I



                              ALLOCATION OF SHARES

                                                                 SHARES(1)
                                                                 ---------

Sierra Pacific Development Fund                                    408,338
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund II                                 803,077
-----------------------------------------------------------      ---------
Sierra Pacific Development Fund III                                 19,910
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Sierra Pacific Institutional Properties V                          276,735
-----------------------------------------------------------      ---------
Sierra Pacific Pension Investors '84                             1,326,703
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd., L.P.                                      699,267
-----------------------------------------------------------      ---------
Nooney Income Fund Ltd. II, L.P.                                 1,049,093
-----------------------------------------------------------      ---------
Nooney Real Property Investors Two, L.P.                           537,610
-----------------------------------------------------------      ---------
Affiliated Entities                                              1,772,465
-----------------------------------------------------------      ---------
CGS Management Company                                              42,837
-----------------------------------------------------------      ---------

--------
1 Assumes all Limited Partners elect to receive Shares. Certain owners of the Affiliates' Properties and the CGS Management Company may elect to receive a portion of the Shares in the form of restricted Units in the Company's subsidiary operating partnership.